Exhibit 99.1

Company Contact: Scott Settersten Chief Financial Officer (630) 410-4807

Investors/Media Contact: Laurel Lefebvre (630) 410-5230

ULTA BEAUTY ANNOUNCES HOLIDAY SALES RESULTS

Holiday Total Sales Increased 23.2%

Holiday Comparable Store Sales Increased 7.4%

Two Year Holiday Comparable Store Sales Increased 20%

Company Reaffirms Fourth Quarter Sales and Earnings Guidance

Bolingbrook, IL—Jan. 4, 2013—Ulta Beauty (the “Company”) (NASDAQ: ULTA) today announced sales results for the seven-week holiday period from November 11, 2012 to December 29, 2012. This period corresponds with the Company’s holiday marketing initiatives and represents the seven full weeks beginning the week before Thanksgiving through the end of the week of Christmas.

Total sales for the seven-week holiday period were $475.6 million, a 23.2% increase from the prior year holiday period’s sales of $386.0 million. Comparable store sales for the 2012 holiday period increased 7.4%, on top of a 12.6% increase during the same period in the prior year. Over a two year period, comparable store sales increased 20%. The Company’s comparable store sales exclude e-commerce sales.

Chuck Rubin, President and Chief Executive Officer, stated: “We were pleased with our holiday sales performance given the numerous national news events that appeared to have curtailed customer purchasing behavior across most of retail. After a record sales performance during the Black Friday and Cyber Monday weekend, sales in December slowed before strongly rebounding the weekend before Christmas. Customers were more sensitive to value as they shopped our stores and on-line throughout the holiday period. We believe we gained market share across our major categories, with prestige skincare and cosmetics delivering our strongest growth. We are confident our strategy will continue to drive market share gains and positions us well for long term growth.”

Outlook

The Company is reaffirming its fourth quarter fiscal 2012 outlook provided in conjunction with its third quarter fiscal 2012 results announced on November 29, 2012:

The Company expects fourth quarter fiscal 2012 net sales in the range of $742 million to $754 million. Fourth quarter fiscal 2011 net sales were $582.5 million. Comparable store sales for the fourth quarter of fiscal 2012 are expected to increase in a range of 5% to 7%, which includes the impact from hurricane Sandy. Fourth quarter fiscal 2011 comparable sales increased 11.5%. This sales guidance range reflects expectations for two year comparable store sales to increase 16.5% to 18.5%.

Income per diluted share for the fourth quarter of fiscal 2012 is estimated to be in the range of $0.96 to $0.98. This compares to income per diluted share for the fourth quarter of 2011 of $0.73.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining unmatched product breadth, value and convenience with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of December 29, 2012, Ulta Beauty operates 550 retail stores across 45 states and also distributes its products through the Company’s website: www.ulta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; and other risk factors detailed in our public filings with the Securities and Exchange Commission (SEC), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.